## CONTRACT FOR PURCHASE AND SALE OF REAL ESTATE

**THIS CONTRACT** is made on July 15th, 2004

Km by and between

INC.
**BELFUSE ~~CORPORATION~~**, with an office address at 206 Van Vorst Street, Jersey City, New Jersey 07302, referred to individually and collectively as "Seller", and

**FIELDS DEVELOPMENT GROUP CO.**, or a limited liability company to be formed by it or its principals, with an office address at One Henderson Street, Hoboken, New Jersey 07030, referred to as the "Buyer".

**WITNESSETH:**

**WHEREAS**, Seller is the owner of that certain parcel or parcels of land located in the City of Jersey City, County of Hudson, State of New Jersey consisting of approximately 34,305 square feet and designated on the City of Jersey City tax map as: Block 131, Lots 91, 92, 93, 95A and 95B (Now known as Block 131, Lots 1, 2, 3, 22, and 23) (hereinafter collectively or individually sometimes called the "Premises" or the "Subject Property"), as more particularly hereinafter described and defined.

**NOW, THEREFORE**, in consideration of the mutual promises and covenants hereinafter contained and other good and valuable consideration paid by the parties, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:

1. **PURCHASE AND SALE AGREEMENT**. The Seller agrees to sell and the Buyer agrees to buy the Property, as hereinafter defined, on the terms and conditions hereinafter provided.

2. **PROPERTY**. The Property to be sold by Seller includes the Premises as shown on Schedule "A", and a metes and bounds description thereof, same shall be prepared and incorporated into this Contract upon preparation by Buyer, at its sole cost and expense of a survey. The Property to be sold consists of the Premises and any and all of the Seller's rights relating thereto, including without limitation, all and singular the buildings, improvements, ways, trees, liberties, privileges, easements, licenses, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto and any and all tangible and intangible personal property in connection therewith (herein the "Property").

3. **PURCHASE PRICE**.

(a) Buyer agrees to pay and Seller agrees to accept a Purchase Price (the "Purchase Price") for the Property in the amount of SIX MILLION AND NO/100 DOLLARS

($6,000,000.00). Subject to the provisions of Paragraph 15(a)(ii)(C) and the adjustments or prorations as hereinafter set forth, the Purchase Price shall be payable as follows:

(b) **Initial Deposit.** (i) Upon the execution hereof, the Buyer shall pay THREE HUNDRED THOUSAND AND NO/100 DOLLARS ($300,000.00) to be held in the attorney trust account of Escrow Agent (as hereinafter defined) pursuant to paragraph 5 hereof ("the Deposit").

(c) **Balance of Purchase Price.** At closing, the balance of the Purchase Price in the amount of FIVE MILLION SEVEN HUNDRED THOUSAND AND NO/100 DOLLARS ($5,700,000.00), subject to the provisions of Paragraph 15(a)(ii)(C) and the adjustments as hereinafter provided, shall be paid upon delivery of the Deed and compliance with all the terms and conditions of this Contract by certified or bank cashiers check or Buyer's attorneys' trust account check or by wire transfer to an account designated by Seller.

4. **CONDITIONS PRECEDENT.**

(a) The following are conditions precedent to the obligations of Buyer to close title hereunder:

(i) All representations and warranties of Seller contained herein shall be true, accurate and complete on the Closing Date.

(ii) All of the obligations of Seller under this Agreement to be performed from and after the date hereof through the Closing Date shall have been performed by Seller.

(iii) The contingencies set forth herein, including but not limited to the provisions of paragraph 15, shall have been satisfied within the time periods specified or shall have been waived in writing by Buyer.

(iv) New Jersey Department of Environmental Protection ("DEP") approval of a Remedial Action Workplan ("RAW") pursuant to the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. and the regulations promulgated thereunder ("ISRA"), consistent with Buyer's anticipated multi-family residential redevelopment.

(b) The following are conditions precedent to the obligations of Seller to close title hereunder:

(i) All representations and warranties of Buyer contained herein shall be true, accurate and complete on the Closing Date.

(ii) All of the obligations of Buyer under this Agreement to be performed from and after the date hereof through the Closing Date, including but not limited to the payment of the Purchase Price, shall have been performed by Buyer.

(iii) DEP approval of a RAW pursuant to ISRA consistent with Buyer's

anticipated multi-family residential redevelopment, and Buyer's establishment of a remediation funding source or other financial assurance satisfactory to DEP pursuant to ISRA.

5. **DEPOSIT AND ISRA ESCROW.**

(a) The Deposit, and any ISRA Escrow (as hereinafter defined), is to be paid to the non-interest bearing attorney trust account of Margulies, Wind & Herrington (herein "Escrow Agent").

(b) Except as provided for below in Paragraph 5(c), the Deposit, and any ISRA Escrow, is to be held by the Escrow Agent subject to the following terms:

(i) At the time of Closing (as hereinafter defined), the Deposit shall be delivered to Seller and the total of the Deposit shall be credited toward the Purchase Price.

(ii) If the within transaction does not close because of Seller's default, including Seller's unjustified failure or refusal to close, or in the event that Buyer duly exercises any right to cancel this Contract contained in this Contract, the Deposit shall be refunded immediately to Buyer.

(iii) If the within transaction does not close because of Buyer's default, including Buyer's unjustified failure or refusal to close, the Initial Deposit shall be paid to Seller as liquidated damages and thereafter neither party shall have any claim against the other; it being agreed that the payment of said liquidated damages shall constitute Seller's sole remedy in the event of Buyer's default hereunder.

(iv) The Escrow Agent hereunder is acting as a stakeholder only with respect to the Deposit and ISRA Escrow. If there is no closing of title or if there is any dispute as to whether the Escrow Agent hereunder is obligated to deliver the Deposit or ISRA Escrow or as to whom said Deposit or ISRA Escrow is to be delivered, such Escrow Agent shall continue to hold the same until receipt by such Escrow Agent of an authorization in writing, signed by all parties having any interest in such dispute, directing the disposition of the Deposit or ISRA Escrow. In the absence of such authorization, the Escrow Agent hereunder may hold the Deposit or ISRA Escrow until the final determination of the rights of the parties in an appropriate judicial proceeding. If such written authorization is not given, or proceedings for such determination are not begun within thirty (30) days after the date set forth in paragraph 6 herein for the closing (as the same may have been extended pursuant hereto or as the same may have been changed by agreement of the parties) or if once commenced, proceedings are not thereafter diligently continued, the Escrow Agent hereunder may, but is not required to, bring an appropriate action or proceeding for leave to deposit the Deposit or ISRA Escrow in a court of competent jurisdiction pending such determination. Upon making delivery of the Deposit, or ISRA Escrow, in the manner provided in this Agreement, the Escrow Agent making such delivery shall have no further liability hereunder.

(v) The Escrow Agent shall not be precluded or barred from representing a

party to the contract in the event of a dispute merely by reason of the Escrow Agent acting as such.

(c) After the expiration of the Due Diligence Period and Environmental Due Diligence Period provided for herein, the Deposit referred to in Paragraph 3(b) shall become non-refundable to the Buyer provided that the following conditions have been completed to the Buyer's satisfaction or waived in writing by the Buyer:

(i) Good and marketable title to the Premises as defined in Paragraph 17 (or cured by Seller as allowed in Paragraph 18) is evidenced by receipt by Buyer of a title insurance commitment for same; and

(ii) Written waiver by Buyer of the Due Diligence Period or Environmental Due Diligence Period, or the expiration thereof; and

(iii) Receipt by Seller and provision to Buyer of DEP approval of a RAW pursuant to ISRA, consistent with Buyer's anticipated multi-family residential redevelopment.

(d) The ISRA Escrow shall be the amount, if any, constituting the difference between $300,000 and Seller's ISRA compliance and remediation costs as defined in paragraph 13(b) (i) (I) below.

(i) At closing, Seller shall deposit the ISRA Escrow with the Escrow Agent.

(ii) For a period of two years following closing of title, Buyer shall have the right to present the Escrow Agent and Seller with invoices from time to time documenting expenditures of Buyer's ISRA compliance and remediation costs, as defined in paragraph 13(b) (i) (J) below, and to request reimbursement from the ISRA Escrow. Buyer shall also provide Seller with such backup documentation as will allow Seller to evaluate the expenditures.

(iii) Unless Seller notifies the Escrow Agent and the Buyer within thirty (30) days of its request as to any objection, the Escrow Agent shall disburse the requested reimbursement sum from the ISRA Escrow to the extent that such funds remain in the ISRA Escrow.

(iv) In the event that Seller objects to any such request by Buyer, Seller's objection shall be set forth in detail with supporting documentation. Seller and Buyer shall use their best efforts to promptly resolve any such dispute, and the Escrow Agent shall continue to hold the funds until receipt of an authorization in writing, signed by the parties, directing the disposition of the funds. If the parties cannot resolve their dispute, the provisions of paragraph 5(b)(iv) above shall apply.

(iv) The Escrow Agent shall administer the ISRA Escrow until it is exhausted or until a period of two years elapses following closing of title, whichever is earlier.

(v) If any funds remain in the ISRA Escrow on the second anniversary of the closing date, the Escrow Agent shall disburse the remaining funds to the Seller, and the Escrow Agent shall have no further responsibility or liability hereunder. If a reimbursement request is pending as of the second anniversary date, the reimbursement shall be resolved prior to the Escrow Agent disbursing any remaining funds to the Seller.

6. **TIME AND PLACE OF CLOSING.**

(a) The Buyer and Seller agree to make the date which is sixty (60) days after the expiration of the Due Diligence Period or the Environmental Due Diligence Period (as defined in Paragraph 13(e) hereof), or thirty (30) days after DEP approval of a RAW pursuant to ISRA consistent with Buyer's anticipated multi-family residential redevelopment, whichever is later, the estimated date for the closing of title, herein sometimes "the Closing Date". Notwithstanding the foregoing, but subject to any extensions expressly or impliedly granted by virtue of the extension of any contingency contained herein, if title does not close on or before eighteen (18) months, as such date may be extended by mutual agreement of the parties, either party shall have the right to cancel this Contract, and upon such cancellation, the Deposit shall be returned to Buyer with the interest accrued thereon. Subject to the provisions of subparagraph (b), time is not of the essence. Both parties will fully cooperate so that closing of title can take place on or before the Closing Date.

(b) If all conditions and contingencies contained in this Contract are met or waived and the Closing Date set forth above passes without the closing having occurred, either party may make time of the essence of the closing by sending the other party a written notice as provided in paragraph 29 hereof. Said notice must fix a closing date not earlier than fourteen (14) days from the date upon which notice is given. If no closing occurs on the date specified in the notice, each party shall have the rights and obligations set forth herein with respect to default or the failure to close.

(c) The closing will be held at the office of Lawrence J. O'Rourke, Esq., 30 Montgomery Street, Suite 1501, Jersey City, New Jersey, or the office of Buyer's Lender or the office of Buyer's Lender's attorneys or at such other place as to which the parties may hereafter mutually agree in writing.

7. **OBLIGATIONS OF SELLER AT CLOSING.** At the closing, Seller shall have the following obligations:

(a) Seller shall execute, acknowledge and deliver to Buyer a Bargain & Sale Deed, with covenants against grantor's acts conveying title to the Property in accordance with the terms of this Contract, subject to review and approval by Buyer's title insurer. At Buyer's request and Buyer's cost, a metes-and-bunds description of the Property shall be prepared in accordance with a survey certified by the Buyer's surveyor to the parties designated by Buyer and such description shall be incorporated into the Deed. However, the Bargain & Sale Deed only as to the metes and bounds descriptions contained in the Deeds into Seller. To the extent that the metes and bounds description as may be prepared by Buyer's surveyor differs in any way from the metes and

bounds contained in the Deeds conveyed into the Seller, the Seller agrees to quit claim any differential.

(b) Seller shall execute, acknowledge and deliver to Buyer a customary affidavit of title in substance and form acceptable to Buyer and its title company, together with such corporate resolutions or consents as may be required to empower or evidence the empowerment of the Seller to take the actions necessary to convey title to the Buyer in accordance herewith.

(c) Seller shall deliver to Buyer copies of the current real estate tax bills and bills for municipal charges for the Property.

(d) Seller shall execute, acknowledge and deliver to Buyer affidavits in form reasonably satisfactory to Buyer's attorney for the purpose of complying with the Foreign Investment in Real Property Tax Act and any other requirements of the Internal Revenue Code of 1986, as amended, (the "Code") relative to the reporting of the transaction contemplated by this Agreement.

(e) Seller shall deliver releases, discharges, warrants or other appropriate documents, in recordable form, duly executed and acknowledged by each mortgagee, lien holder or creditor with respect to any and all mortgages and other liens encumbering the Property; except, only as to obligations which may be satisfied by the payment to a reputable financial institution of a sum certain, Seller may deliver payoff letters in form and substance acceptable to Buyer and Buyer's title insurer.

(f) Seller shall execute a closing statement reflecting the payment and disbursement of the Purchase Price, adjustments and closing costs in accordance with the Agreement.

(g) Seller shall deliver proof of DEP approval of a RAW pursuant to ISRA, consistent with Buyer's anticipated multi-family residential redevelopment.

(h) Seller shall execute and deliver a certification that the representations and warranties of Seller are true and complete as of the date of closing and shall execute and deliver such other and further documents as shall be reasonably and necessarily required to Buyer or Buyer's title insurance company to satisfy or discharge Seller's obligations hereunder.

(i) Seller shall complete any requirements of the title insurance company as to the riparian claim.

8. **OBLIGATIONS OF SELLER PRIOR TO CLOSING.** From and after the execution of this Contract, Seller shall have the following obligations:

(a) Seller shall cooperate, at Buyer's cost, with Buyer's efforts to obtain the Governmental Approvals; shall execute promptly, upon request, Property owners' consents to the

filing of development and any other applications; and shall afford Buyer, its professionals, advisers and representatives, as well as representatives of governmental agencies with such access to the Property and any appropriate records of Seller as may be required in order to prepare, prosecute and facilitate Buyer's efforts to obtain the Governmental Approvals.

(b) Seller shall give Buyer prompt notice (within three (3) business days after its receipt of notice of same) of (i) any actual or threatened taking or condemnation of all or any portion of the Property; (ii) any actual or threatened enforcement action by any governmental agency or authority relating to the use, condition or environmental quality of the Property or any notice of violation issued by any such authority; and (iii) any actual or threatened action to foreclose any mortgage on the Property or to enforce any other liens affecting the Property.

(c) Seller shall not convey any interest in the Property or encumber, or perform any act which would result in an encumbrance of the Property, and Seller shall not permit, allow or suffer any mortgage or other monetary lien to be filed against the Property which, when added to any existing mortgages or liens, would require payments aggregating more than ninety percent (90%) of the Purchase Price to satisfy.

(d) Seller shall not (i) enter into any leases, or (ii) allow occupancy or use of any portion of the Property under any license or other agreement, without the prior written consent of Buyer, which may be withheld in Buyer's sole and unconditional discretion.

(e) To the extent any such documents are in the possession of or within the control of Seller to provide, Seller shall provide Buyer with a copy of all documents in its possession evidencing any permits and approvals for the development of the Property.

(f) If Seller provides a Letter of Non-Applicability in accordance with paragraph 14, Seller shall deliver to Buyer the affidavit or affidavits filed with the applications for the applicability-nonapplicability determination made by or on behalf of Seller to DEP under ISRA.

(g) If requested by Buyer, Seller shall execute a Memorandum of this Agreement in recordable form sufficient to give notice of Buyer's rights hereunder without disclosing the financial terms set forth herein. With such request, Buyer shall execute and deliver a release of the Memorandum to be held in escrow by Seller's attorneys pending either Closing, in which event the release shall be returned to Buyer, or termination of the Contract, in which event the document may be released to Seller in accordance with the procedure for the release of the Deposit as provided in paragraph 5(b).

(h) To the extent any such documents are in the possession of or within the control of Seller to provide, Seller shall provide Buyer with all soil analysis results, engineering plans or data; surveys; wetlands delineations and Letters of Interpretation; environmental studies and reports; development impact statements; and any and all other documents, plans, reports, data, or information in its possession or control relating in any way to the Property.

(i) To the extent any such documents are in the possession of or within the control of Seller to provide, Seller shall provide Buyer with all back title information and surveys relating to the Property.

(j) Seller will maintain the physical condition of the Property, including the grounds and all other elements of the Property, and shall operate the Property in the same condition in which it presently exists, reasonable wear and tear excepted. Seller will make all repairs to, perform all maintenance at and complete all remediation of the Property from the date hereof until Closing, unless otherwise agreed hereinafter in writing.

9. **REPRESENTATIONS AND WARRANTIES OF SELLER.** Seller represents and warrants the following, based on the actual knowledge of Dennis Ackerman, Vice President of Operations for Seller:

(a) Seller has the full power, authority and legal right to enter into and perform this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary legal action on the part of Seller, will not require approval or consent of any trustee or holders of any indebtedness or obligations of Seller and will not contravene any law, governmental rule, regulation or order binding on Seller.

(b) (i) Seller does not have knowledge of any pending or threatened actions or proceedings before any court or administrative agency which will materially adversely affect the ability of Seller to perform its obligations under this Contract.

(ii) Seller does not have knowledge of any legal actions, suits, or other legal or administrative proceedings, pending or threatened against the Property, nor that any such action, suit, proceeding or claim has been threatened or asserted against the Seller or the Property, nor that there is any proceeding pending or presently being prosecuted for the reduction of the assessed valuation of taxes or other impositions payable in respect of any portion of the Property.

(c) Seller does not have knowledge of any pending condemnation or similar proceeding affecting the Property or any portion thereof.

(d) Seller has not granted any leases or licenses, nor created any tenancies, affecting the Property. To Seller's knowledge, there are no parties in possession of any portion of the Property as trespassers, squatters or otherwise.

(e) (i) Seller does not have any knowledge of any uncured violations of federal, state, or municipal laws, ordinances, orders, regulations, or requirements affecting any portion of the Property, including, without limitation, the federal Clean Water Act, as amended, and the New Jersey Freshwater Wetlands Protection Act, or any other Environmental Law, as hereinafter defined, applicable to the Property, except that Seller may already be subject to ISRA due to a prior termination of operations by an ISRA-subject facility at the Property, which trigger will be identified to DEP based on Seller's ISRA obligations pursuant to this Contract.

(ii) Seller does not have knowledge that there are (i) any Hazardous Substances (as hereinafter defined) or, (ii) mines or wells (active or abandoned), limestone deposits, or other subsurface conditions on the Property which would have a materially adverse affect on the development of the Property or Buyer's intended use thereof, as defined in paragraph 15(a), except that Seller understands that the Property and its environs may include historic fill that may contain Hazardous Substances.

(iii) Seller commenced operations at the Property in approximately 1951. From then until the late 1980s, Seller used the Property to manufacture fuses. In the late 1980s, manufacturing ended, and since that time Seller has used the Property only for shipping and receiving. The only other user of the Property is a current tenant, 21st Century Rail Corporation, which has leased a 24 car parking lot for approximately the last two years for the purpose of employee parking. Seller has no knowledge of Property use predating its commencement of operations in 1951. Seller has no knowledge of (a): any underground storage tanks located on or under the Property or which were previously located on or under the Property and subsequently removed or abandoned in place without obtaining approval of a closure plan from NJDEP; (b) any sumps, clarifiers or on-site wells located on or under the Property; or (c) any lead paint, asbestos or buried building material on, in, under or at the Property other than historic fill.

(iv) Seller does not have knowledge of, or reason to believe that there are, grounds for the filing of a lien against the Property pursuant to the New Jersey Spill Compensation and Control Act (N.J.S.A. 58:10-23.11, *et seq.*).

(v) Seller has no knowledge of any existing or impending building moratorium or sewer ban affecting the sewer service area in which the Property is located, if applicable.

(f) Seller does not have knowledge of any pending or threatened governmental or private proceedings, which would impair or result in the termination of access from the Property to abutting public highways, streets, and roads.

(g) Seller is not a "foreign person" as such term is defined under Section 1445(f)(3) of the Code.

(h) Seller has made no agreements to pay any commissions or other compensation to any brokers or agents in connection with the Agreement and has had no dealings with any broker or agent with respect to the Property upon which any such broker or agent would be entitled to a commission, except as may be provided in paragraph 22.

(i) To Seller's knowledge, except for the lien of a first mortgage, if any, and the lien for real estate taxes for the current year not yet due and payable, there are no liens outstanding against the Property. At Closing, Seller shall have sufficient equity in the Property to enable it to close and convey title according to the terms of this Contract.

(j) No one other than Buyer has a contract, option or right of first refusal to purchase the Property or any part thereof.

(k) At the Closing, there will be no unpaid bills or claims, which may give rise to a lien against the Property.

(l) Seller does not have any knowledge or notice of any public request, plans or proposals for changes in access or other municipal improvements or of any special assessment that may affect the Property or result in a tax, levy or assessment against the Property.

(m) Seller has not filed a petition and is not now the subject of any pending or threatened action or proceeding seeking relief under any provision of the bankruptcy law or like relief under any other federal or state statute; Seller is not insolvent; and there are no attachments, executions or assignments for benefit of creditors pertaining to Seller or the Property.

All of the foregoing representations and warranties of Seller are true, accurate and complete as of the date hereof and shall be true, accurate and complete as of the Closing.

10. **REPRESENTATIONS AND WARRANTIES OF BUYER.** Buyer represents and warrants the following:

(a) Buyer is a limited liability company duly formed and in good standing under the laws of the State of New Jersey, having full power, authority and legal right to enter into and perform this Agreement. The execution, delivery and performance of this Agreement will not require approval or consent of any trustee or holders of any indebtedness or obligations of Buyer and will not contravene any law, governmental rule, regulation or order binding on Buyer or contravene the provisions of, or constitute a default under, or result in the creation of any lien or encumbrance upon the Property or Buyer under any indenture, mortgage, contract, or other agreement to which Buyer is a party, or by which it may be bound or affected.

(b) Buyer does not have knowledge of any pending or threatened actions or proceedings before any court or administrative agency, which will materially adversely affect the ability of Buyer to perform its obligations under this Agreement.

(c) Buyer has made no agreement to pay any commissions or other compensation to any brokers or agents in connection with the Agreement and has not had dealings with any broker or agent with respect to the Property upon which any such broker or agent would be entitled to a commission, except as may be provided in paragraph 22.

All of the foregoing representations and warranties of Buyer are true, accurate and complete as of the date hereof, shall be true, accurate and complete as of the Closing and shall survive Closing.

11. **OBLIGATIONS OF BUYER AT CLOSING.** At the closing, Buyer shall have the following obligations:

(a) Buyer shall deliver to Seller a general release, in form and substance satisfactory to Seller and Seller's counsel, assuming all liability and responsibility for, releasing Seller, its present and past officers, directors, shareholders, successors and assigns (together "Releasees"), of and from, waiving the right to bring any claims against, and covenanting not to sue any of the Releasees for: any and all claims, liabilities, losses, damages, penalties and costs, foreseen and unforeseen, at law or in equity, in any way relating to the Property, or its operation, condition, character or quality, including, without limitation, environmental conditions at, in, on, under or migrating from or onto the Property, or compliance at the Property with Environmental Laws.

(b) Buyer shall deliver to Seller proof that it has established such remediation funding source or financial assurance as has been required by DEP pursuant to ISRA.

12. **COSTS CONNECTED WITH CONVEYANCE.** Costs of the conveyance described in this Agreement shall be paid in accordance with the following schedule:

| | |
|---|---|
| New Jersey Realty Transfer Fee | Seller |
| Cost of Survey | Buyer |
| Cost of title examination and title Insurance | Buyer |
| Attorneys' fees | Each party shall pay its own attorneys' fees, except that Buyer shall pay all fees attributable to obtaining Governmental Approvals |
| Recording fees | Buyer |
| Due Diligence | Buyer |
| Governmental Approvals | Buyer |
| Cancellation of mortgages and liens | Seller |

The foregoing is intended to account for customary costs incurred in connection with the type of transaction contemplated by this contract, but it is not intended to represent a limitation on or an exclusive list of costs or a limitation on the responsibility of the appropriate party for the payment of

any other cost.

13. **DUE DILIGENCE/ENVIRONMENTAL.**

(a) (i) Buyer, at Buyer's sole cost and expense, shall have the right to conduct any and all inspections, inquiries, studies, tests or surveys of the Property as Buyer elects to determine the condition of the Property and its suitability for the development and use as contemplated by Buyer ("the Inspections"). The Inspections may include (to the extent applicable), but shall not be limited to the following: demographic; engineering and physical, including but not limited to wetlands, soil, geological, seismic, load-bearing, percolation, well water quality and feasibility and septic tests or inspections; structural, mechanical, radon, asbestos, lead-based paint inspections and termite/wood boring or destroying insect inspection; and as provided herein, environmental. Buyer shall provide Seller with copies of all reports and all accompanying documentation prepared as a result of the Inspections, promptly upon Buyer's receipt of such reports.

(ii) Buyers and their authorized inspectors shall be provided access to all portions and areas of the Property to survey, study and test the Property and for the conduct of the Inspections on reasonable notice to Sellers and their tenants, if any. To the extent applicable, Sellers agree to have all utilities and services serving the Property in operating condition to permit inspection of the Property, including, without limitation, electricity, water and gas. Buyer agrees to repair any damage caused to the Property by Buyer or its agents immediately following the completion of its inspections and tests.

(iii) Prior to entering upon the Property pursuant to this paragraph 13, Buyer shall cause to be furnished to Seller, and cause to be maintained and kept in effect and without expense to Seller at all times that Buyer, its agents, employees or designees are upon the Property, insurance against claims for personal injury (including death) and property damage, under a policy or policies of general public liability insurance of not less than Two Million ($2,000,000) Dollars in respect to bodily injury (including death), and Two Million ($2,000,000) Dollars for property damage, naming Seller as the insured. Each policy shall provide that it cannot be cancelled without at least thirty (30) days prior written notice to Seller, and shall be issued by a recognized responsible insurance company licensed to do business in the State of New Jersey. Proof of payment of the premium of each policy and each replacement policy shall be promptly furnished to Seller by Buyer.

(b) (i) (A) Following execution of this Contract, Seller shall promptly commence and proceed with certain DEP requirements pursuant to ISRA, including the following: Seller shall, at Seller's own expense, prepare a Preliminary Assessment and Site Investigation ("PA/SI") as those terms are defined by ISRA. Prior to implementation of the PA/SI, Seller shall provide Buyer with its site assessment and investigation plan, which shall comport with DEP requirements, and which shall include investigation for any underground storage tanks at the Property. Should Buyer seek additional assessment or investigation for the PA/SI beyond that proposed by Seller, Seller shall incorporate Buyer's requests in its plans, but the costs of any such additional assessment or investigation shall be borne by Buyer. Buyer shall have the right to be present during any sampling events.

(B) Following completion of the PA/SI by Seller and receipt of same by Buyer, and any environmental Investigation by Buyer: (i) Buyer may terminate the Contract in the event that its environmental professionals believe that the costs of ISRA compliance, including remediation of the Property to DEP satisfaction consistent with Buyer's anticipated multi-family residential redevelopment will likely exceed $300,000, inclusive of decommissioning, removal or abandonment of any underground storage tanks and any Natural Resource Damage assessment, and exclusive of Buyer's anticipated development activities – such as building foundations, parking areas and landscaped areas – that may also serve as engineering controls satisfactory to DEP in completing ISRA compliance activities; and/or (ii) Seller may terminate the Contract in the event that its environmental professionals believe that the costs of ISRA compliance, including underground storage tank activities and remediation of the Property to DEP satisfaction consistent with Buyer's anticipated multi-family residential redevelopment will likely exceed $300,000 prior to closing of title pursuant to this Contract.

(C) In the event that Seller notifies Buyer of its intent to terminate due to ISRA compliance and remediation costs likely exceeding $300,000 prior to closing of title, Buyer may elect to override Seller's notice by agreeing within 30 days to assume responsibility for all pre-closing costs of ISRA compliance and remediation in excess of $300,000.

(D) If either party terminates, and Buyer does not override Seller's notice to terminate, then the Escrow Agent shall promptly return the Deposit and any accrued interest to Buyer, and upon the return thereof the Contract shall be void, with neither party obligated to the other further.

(E) If neither party terminates, Seller shall then proceed with ISRA compliance and remediation activities, up to and including development and submission to DEP of a RAW consistent with Buyer's anticipated multi-family residential redevelopment, and receipt from DEP of its approval of the RAW. Buyer shall have the right to review the RAW prior to its submission to DEP. To the extent that Seller's pre-closing ISRA compliance and remediation costs exceed $300,000, Buyer shall promptly pay such costs when and as incurred. To the extent that Seller's pre-closing ISRA compliance and remediation costs are less than $300,000, then at closing of title Seller shall escrow the balance of $300,000 less its costs with the Escrow Agent to establish the ISRA Escrow as set forth in paragraph 5 above, and the provisions of paragraph 5 shall guide disbursement of the ISRA Escrow.

(F) Seller's obligations to Buyer under ISRA and Environmental Laws shall be fulfilled, and shall be deemed complete under this Contract, upon delivery to Buyer of the RAW approval, and by escrowing of any applicable sums described in subparagraph (E) above.

(G) Buyer shall then promptly establish, at its own cost, any remediation funding source or financial assurance required by DEP pursuant to the RAW approval, and shall execute any such documentation as shall be necessary to acknowledge to DEP that as of closing of title, Buyer shall be assuming all remaining ISRA obligations and other obligations

pursuant to Environmental Laws concerning remediation of, and environmental conditions at, in, under or about the Property and its environs. Buyer shall have the right to use funds from the ISRA Escrow in establishing any such remediation funding source or financial assurance required by DEP. Buyer will promptly implement the RAW, and subject only to its right to reimbursement of any funds in the ISRA Escrow, Buyer shall, at Buyer's sole cost and expense, promptly and diligently perform all remediation required by DEP to address environmental conditions at, in, under or about the Property and its environs, address any natural resource damages as may be required by DEP on any other governmental authority, and obtain and deliver to Seller a site wide No Further Action Letter and Covenant Not to Sue from DEP for the Property.

(H) Closing of title shall then proceed as described above.

(I) Seller's ISRA compliance and remediation costs shall mean such costs, as defined in subparagraph (ii) (D) below, incurred in pursuing ISRA compliance up to closing of title, and shall not include any litigation or dispute resolution costs and expenses.

(J) Buyer's ISRA compliance and remediation costs shall mean such costs, as defined in subparagraph (ii) (D) below, incurred in pursuing and completing ISRA compliance, implementation and completion of the RAW, and satisfaction of all DEP requirements concerning the Property following closing of title, and shall not include any litigation or dispute resolution costs and expenses.

(K) Buyer shall indemnify, defend and hold Seller and Releasees harmless from and against all claims, liabilities, losses, damages, penalties and costs, foreseen or unforeseen, including without limitation counsel, engineering and other professional or expert fees, which Seller may incur by reason of Buyer's actions or omissions with regard to Buyer's obligations under this paragraph 13 and under paragraph 11.

(L) This paragraph 13 shall survive the closing of title.

(ii) **Definitions**. As used in this Contract, the following terms shall have the meanings ascribed to each:

(A) "Environmental Laws" is defined and means any federal, state or local laws, rules and regulations, whether no existing or hereafter enacted or promulgated including, without limitation: (1) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 *et seq.* (known as CERCLA or Superfund); (2) the Superfund Amendments and Reauthorization Act of 1986, Pub. L. No. 99499, 100 Stat. 1613 (known as SARA); (3) Resource Conservation and Recovery Act, 42 U.S.C. §6901 *et seq.* (known as RCRA); (4) National Environmental Policy Act, 42 U.S.C. §4231 *et leg.* (known as NEPA); (5) Toxic Substances Control Act, 15 U.S.C. §2601 *et seq.* (known as TSCA); (6) The Safe Drinking Water Act, 42 U.S.C. §300(f) *et seq.* (known as SDWA); (7) The Refuse Act, 33 U.S.C. §407 *et seq.*; (8) Clean Water Act, 33 U.S.C. §1251 *et seq.*; (9) Clean Air Act, 42 U.S.C. §7901 *et seq.*; (10) The Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §11001 *et seq.*; (11)

The Occupational Safety and Health Act, 29 U.S.C. §651 *et seq.*; (12) The Underground Storage and Hazardous Substances Act, N.J.S.A. 58:10A-21 *et seq.*; (13) the Hazardous Discharge Site Remediation Act, N.J.S.A. 58:10B-1 *et seq.*; (14) the Solid Waste Management Act, N.J.S.A. 13:1E-1 *et seq.*; (15) The Spill Compensation and Control Act, N.J.S.A. 58:10-23.11 *et seq.* (the "Spill Act"); (16) the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 *et seq.* ("ISRA"); and any other judicial or administrative interpretation thereof, or any other law, including any judicial or administrative orders or judgments.

(B) "Hazardous Substances" means any hazardous substance, hazardous waste, hazardous material, toxic substance, pollutant or contaminant as such terms may be defined in any Environmental Laws or any substance the presence of which may cause liability under common law.

(C) "Underground Storage Tanks" means any tank including appurtenant pipes, lines, fixtures and other related equipment, the volume of which, including the volume of appurtenant pipes, lines, fixtures and other related equipment, is ten percent (10%) or more below the surface of the ground.

(D) "Cost" or "Costs" as used in this paragraph shall mean consultants' and engineers' fees; laboratory costs; contractors' costs, application, filing and DEP oversight fees; costs of investigations; costs of monitoring or clean-up of soil or other substrate, surface water, ground water or buildings or other structures; equipment costs; disposal fees; legal fees, and other related expenses.

(d) (i) As between Seller and Buyer, Seller shall be liable for any violation of Environmental Laws existing on or emanating from the Property prior to the time Buyer takes occupancy of the Property and for any Hazardous Substances existing on or emanating from the Property prior to the time Buyer takes occupancy of the Property. Upon closing of title, Buyer shall assume liability for any such violations or conditions.

(ii) The parties shall promptly deliver to each other true and complete copies of all documents, submissions and correspondence provided by the governmental entities, including NJDEP, to them. The parties shall notify each other in advance of all meetings scheduled between them and the governmental entities, including DEP, in order that the other party may attend all such meetings.

(e) Buyer shall complete any and all inspections under this paragraph 13 within sixty (60) days of the Effective Date, as hereinafter defined ("the Due Diligence Period"), except that Buyer shall complete any and all environmental inspections within forty-five (45) days of receipt of Seller's PA/SI ("the Environmental Due Diligence Period"). Within five (5) days after the expiration of the Due Diligence Period, and within five (5) days after the expiration of the Environmental Due Diligence Period, and exclusive of the termination rights under Paragraph 13(b), Buyer shall have the absolute, unconditional and unqualified right to cancel this Contract in Buyer's sole discretion. Upon written notice from Buyer exercising the right to cancel, the Deposit shall be returned to Buyer

without any further demand, Escrow Agency being expressly authorized to immediately return the Deposit upon exercise of the right to cancel in this paragraph 13(e), and upon return of the Deposit, neither party shall be obligated to the other further. Provided the Contract is not terminated, and notwithstanding termination of the Due Diligence Period and the Environmental Due Diligence Period, Buyer will have a continuing right to inspect the Property until closing of title, provided Buyer continues to comply with all of its obligations under this paragraph 13.

14. **CONDITIONS PRECEDENT TO CLOSING – BUYER.** It is understood and agreed that the obligations of Buyer to pay the Purchase Price for and to accept a tender of the Deed to the Property is contingent upon satisfaction of each and every condition contained in the subparagraphs of this Paragraph 14. If such conditions cannot be satisfied after diligent and good faith efforts to do so prior to the date of expiration of the time periods set forth in this Contract, and if Buyer is not willing to and does not provide a written waiver of any condition which is not satisfied, Buyer shall have the right to terminate this Contract, whereupon this Contract shall be null and void; Buyer will be entitled to the immediate re turn of the Deposit; and upon return of the Deposit, neither party will have any further rights or obligations hereunder. The conditions are as follows:

(a) **Utilities.** Buyer shall have procured, at its sole cost, valid binding commitments from the applicable utility companies or governmental agencies for the supply of electricity, gas, telephone, cable television, public water and public sanitary sewer service for connection to all improvements contemplated hereby at no cost to Seller.

(b) **Title.** Title to the Property shall be as provided in Paragraph 17 hereof.

(c) **Litigation.** Any pending judicial, quasi-judicial, administrative or other proceeding, involving any matter with respect to the development of or title to the Property, or the zoning or any other ordinance applicable to the Property or which would prevent, preclude or interfere with the furnishing of public water, public sewer or any other service necessary for Buyer's development of the Property, or which would otherwise materially interfere with the proposed use of the Property, shall be finally adjudicated with all time for further appeal having expired (without such appeal having been instituted).

Except as otherwise expressly provided in this Contract, the aforesaid conditions set forth in this Paragraph 15 are to be satisfied within the sixty (60) day period provided in Paragraph 13, as same may be extended. If despite the diligent efforts of Buyer, all of the conditions have not been satisfied or have not been waived by Buyer within the said time period, as same may be extended, Buyer shall have the right to terminate this Agreement and Buyer shall receive the prompt return of the Deposit.

15. **ASSESSMENTS.** The parties agree and acknowledge that special assessments or other assessments for public improvements are and become liens on the Property upon passage of the ordinance authorizing such assessments. If the Property should be affected by a special assessment or other assessment which is authorized by ordinance before the Closing (but provided such special

assessment or assessment is not imposed solely or specifically in connection with the Governmental Approvals), Seller, at Seller's expense, shall be obligated to remove the lien of the special or other assessment from the Property, by any means acceptable to Buyers' title insurer including but not limited to the obligation to pay the amount of the assessment. If the ordinance allows the payment of the assessment in installments and the improvements are completed prior to the closing date, all the unpaid installments of any such assessments, including those which are to become due and payable after the Closing, shall be paid by Seller at the Closing. If the ordinance allows the payment of the assessment in installments and the improvements are not completed prior to the closing date, the unpaid installments which are to become due and payable after the Closing shall be the responsibility of Buyer, who shall have the right to either pay same at Closing or pay same as the installments come due and close subject to the lien of the unpaid installments which are to become due and payable after the Closing.

16. **TITLE.**

(a) Seller shall deliver, and Buyer shall only have the obligation to take, good and marketable title, free and clear of any and all liens and encumbrances and as may be insured by a title insurance company of Buyer's choice licensed by the State of New Jersey, subject only to:

(i) the right of utility companies to maintain pipes, poles, cables, and wires over, on and under the public streets or any part of the Property next to the public street, unless such rights unreasonably limit Buyer's intended use and development of the Property; and

(ii) recorded agreements, covenants or restrictions, unless the agreements: (A) are currently violated; or (B) provide that the Property would be forfeited if they were violated.

(b) In the event that Buyer's chosen title insurance company will not insure the premises, Seller shall have the right to obtain title insurance from such other title insurance company licensed to do business in the State of New Jersey, chosen by Seller, so long as same is at regular rates.

(c) Seller represents that Seller possesses and shall transfer any and all permanent easements and other irrevocable and unconditional rights necessary to provide any and all utilities or other services and to provide continuous and unconditional vehicular or pedestrian access to the Property.

(d) Seller represents the Property consists of contiguous parcels of land, without gores or overlaps, measuring approximately 175 feet by 200 feet containing approximately .7875 acres, and Seller does not own any other property contiguous to or abutting the Property.

(e) Seller represents that it is the sole owner of the Property; that Seller will be the sole owner of the Property on or prior to the Closing Date; that there is no one other than Seller required or able to execute a Contract for the sale of or Deed to the Property or otherwise consent to or approve a transfer of title.

17. **DEFECTS IN TITLE**. During the Due Diligence Period, Buyer shall obtain a commitment for title insurance and conduct such other searches and examinations of title as Buyer may desire to determine if the Property complies with this Contract.

In the event that Buyer asserts that the Property does not comply with paragraph 17 or that the Property cannot be used or developed in the manner intended by Buyer, the Buyer shall so notify the Seller within five (5) days after the expiration of the Due Diligence Period, and Seller shall be given thirty (30) days after such notification to effect compliance with paragraph 17 or to remedy the defect which Buyer claims will prevent or interfere with the Buyer's use.

Defects or exceptions to title which require the payment of a sum certain need not be remedied or removed within the thirty (30) day period after notice so long as all such defects and exceptions are remedied or removed prior to or at Closing, and Buyer may use all or part of the Purchase Price to make the payments required to remedy or remove such defects or exceptions.

If Seller, after expending its best efforts, is unable to effect compliance with paragraph 17 or is unable to remedy any defect which Buyer claims prevents or interferes with its use (other than defects which require the payment of a sum certain, all of which Seller is unconditionally obligated to remedy) at a cost to Seller of not more than $250,000.00, Seller shall so notify Buyer. Upon receipt of Seller's notice, Buyer shall have the option of providing Seller with written notice either: (a) terminating the Contract, and upon Seller's return to Buyer of the Deposit, the Contract shall be void, with neither party obligated to the other further; or (b) agreeing to accept the condition of title "as is", subject to the matters as to which Seller could not comply and agreeing to receive a $250,000.00 credit against the purchase price in lieu of such compliance.

Nothing in this paragraph shall prevent or be construed or deemed to prevent Buyer from raising title objections or requiring Seller to remedy title objections which arise, occur or otherwise become known to Buyer for the first time after the Due Diligence Period, and the Seller shall be promptly notified of such subsequent objections and given the same thirty (30) day period after notification to remove or remedy such objections. In addition, Buyer shall immediately notify Seller of defects in title, including any covenants, restrictions or other agreements contained in any Governmental Approval which substantially increase the legal or financial responsibility of Buyer or substantially decrease the feasibility of the construction and development of the Property occurring or disclosed to Buyer for the first time after Buyer's receipt and review of a commitment for title insurance but before the Closing.

18. **TIDELANDS ISSUES.** Seller and Buyer are aware that a portion of the Property may be subject to tidelands claims by the State of New Jersey. Seller has undertaken an initial investigation to determine if the Property is in fact subject to such claims. Seller's investigation included a request to DEP's Bureau of Tidelands Management for a written determination as to whether the Property is subject to tidelands claims. In a letter dated June 8, 2004, DEP has indicated that Block 131, Lots 95B (now known as Lot 23), Lot 95A (now known as Lot 1) and a portion of Lot 93 (now known as Lot 2) appear subject to tidelands claims by the State of New Jersey. A copy

of DEP's June 8, 2004 response is attached as Exhibit 1.

Seller shall at its cost and expense apply for a tidelands grant from the State of New Jersey for the portion of the Property that is subject to tidelands claims by the State of New Jersey (the "Tidelands Grant"). The application for the Tidelands Grant shall name Buyer in its capacity as contract purchaser as co-applicant. Buyer and Seller agree to cooperate with each other in pursuit of the Tidelands Grant. Seller shall be responsible for diligently pursuing the Tidelands Grant and shall be responsible for payment of expenses incurred in pursuit of the Tidelands Grant, including the purchase price for the Tidelands Grant.

In the event that Seller does not obtain the Tidelands Grant prior to Closing, Seller at Closing shall deposit in escrow the sum deemed sufficient to satisfy Buyer and Buyer's Title Company to assure funds for the purchase of the Tidelands Grant (the "Tidelands Escrow"). After Closing, Seller shall continue to pursue the Tidelands Grant having access to the Tidelands Escrow for all costs and expenses to pursue and to purchase the Tidelands Grant. Any balance remaining in the Tidelands Escrow after purchase of the Tidelands Grant shall be returned to Seller. In the event the Tidelands Escrow is not sufficient to cover the costs for purchase of the Tidelands Grant, Seller shall remain responsible for any additional sums necessary for purchase for the Tidelands Grant.

19. **CONDEMNATION**. In the event of an actual or threatened condemnation of any portion of the Property (except a condemnation in connection with a redevelopment plan for which the Buyer is the designated developer or which is otherwise instituted as part of Buyer's intended development or use) which in Buyer's reasonable judgment would materially interfere with Buyer's development or intended use of the Property or would otherwise reduce the number of units approved for development on the Property, Buyer shall have the right to terminate the Contract whereupon the Deposit shall be returned to Buyer and neither party shall thereafter have any further rights or obligations under this Contract. If Buyer does not terminate this Agreement in accordance with this Paragraph 19, Seller shall allow Buyer a credit against the Purchase Price at the Closing equal to all such condemnation awards or other compensation applicable to the Property received by Seller before the Closing Date and Seller shall assign to Buyer all of Seller's right, title and interest in any unpaid condemnation award or other compensation for such condemnation or taking by eminent domain and the parties shall proceed to Closing.

20. **POSSESSION/TENANTS**. At the time of closing, the Premises shall be vacant, and there shall be no tenants or occupants or any other person or entity holding or claiming any right to possession, use or occupancy of any part of the Premises. The Buyer will be given possession of the Property at the closing. The Property shall be delivered to Buyer free of all debris and property of Seller and others.

21. **GOVERNMENT APPROVALS**. At its sole cost and expense, the Buyer shall be entitled to apply to any and all federal, state or municipal government agencies or authorities having jurisdiction over this Property and over the development and use thereof for approval to develop and construct a multi-family residential project on the Property (the foregoing being defined as Buyer's intended or contemplated development and use of the Property as such term is used throughout this

Contract). The Seller agrees to cooperate with any and all such applications and to execute any Consents by Owner required as a condition precedent to the application process.

It is expressly understood and agreed that any decisions, including but not limited to a decision denying said application, shall not serve in any manner to delay or alter the Buyer's obligations to close as otherwise defined in this Contract. Regardless if any such application is still pending or under appeal when all other Conditions precedent to Closing have been complied with or waived by the applicable party, the Buyer shall proceed to close as required.

22. **ADJUSTMENTS AT CLOSING**. The Buyer and Seller agree to adjust the following expenses as of the Closing: real estate taxes and municipal water and sewer charges.

23. **BROKER**. Each party represents to the other that it has not dealt with any broker regarding this transaction and each shall indemnify and hold the other harmless from any claims or liabilities arising as a result of claims for brokerage commissions.

24. **ASSIGNMENT/OPTION**. Buyer shall have the right to nominate a limited liability company, including an urban renewal entity, to take title to the Property and to otherwise exercise the rights and assume the obligations of Buyer under this Contract. This Agreement may be assigned by Buyer to an entity controlled by Buyer or its current principals.

25. **APPLICABLE TIME PERIODS**. All periods of time set forth in this Contract shall be calculated from and begin to run from the date upon which a fully executed copy of this Contract is delivered to Buyer and Seller ("the Effective Date"). All references to "days" shall refer to consecutive calendar days. Except as otherwise expressly agreed by the parties in writing, all of the times periods set forth in this Agreement shall be suspended due to the initiation of any condemnation proceeding, eminent domain action, moratorium, or other municipal proceeding affecting the Property until such proceedings have been concluded or either party exercises its right to cancel the Contract.

26. **DEFAULT**. **Seller Default**. In the event the Seller shall fail or refuse to close hereunder or in the event that Seller shall otherwise be in default under or in breach of the obligations of Seller hereunder, and Seller does not close or cure the default or breach within ten (10) days of Buyer's written demand, Buyers may: (a) seek specific performance of Seller's obligations hereunder and such other equitable relief as may be awarded by a court of competent jurisdiction, and/or (b) terminate the Contract and thereupon become entitled to the immediate return of the Deposit; to reimbursement for Buyers' reasonable and actual costs of title examination, surveys, inspections, attorney's fees and related expenses; and to such other an further damages as may be awarded by a court of competent jurisdiction.

**Buyer Default**. In the even that Seller shall determine that Buyer is in default, Seller shall give Buyer written notice of such determination and ten (10) days within which to take, or commence to take and thereafter diligently pursue, the action necessary to cure or remedy the claimed default. If Buyer fails to cure or to commence and diligently pursue the cure of the claimed

default within the period provided, Seller shall be entitle to retain the Deposit as liquidated damages, which shall be the sole and exclusive remedy available to or assertable by Seller.

27. **ENTIRE AGREEMENT**. All understandings and agreements heretofore had between the parties hereto are merged in this Agreement, which embodies their entire agreement.

28. **BINDING EFFECT**. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, executors, legal representatives, administrators, successors and assigns.

29. **NO MODIFICATION**. This Agreement may not be changed or terminated orally by either party; it may be amended only by a writing, which is executed by Buyer and Seller. No course of conduct or course of dealing by the parties shall be construed to constitute a waiver, modification, or amendment of any provision of this Agreement in the absence of a writing executed in accordance with this Paragraph 28. The requirement set forth in this Paragraph 28 that amendments to this Agreement must be in writing shall not itself be waived or amended by an oral agreement of the parties.

30. **NOTICES**. Wherever in this Agreement it shall be require or permitted that notice or demand be given or served by either party to or on the other, such notice or demand shall be deemed duly given or served if, and shall not be deemed duly given or served unless, in writing and hand delivered or sent by Federal Express or comparable overnight delivery service which provides proof of delivery or requires acknowledgment of receipt, addressed as follows:

| | |
|---|---|
| If given to Seller: | Belfuse ~~Corporation~~ Inc.<br>206 Van Vorst Street<br>Jersey City, New Jersey 07302 |
| with a copy to: | Jack Jay Wind, Esq.<br>Margulies, Wind & Herrington<br>15 Exchange Place<br>Jersey City, New Jersey 07302<br>Fax: (201) 333-1110 |
| If given to Buyer: | Fields Development Group Co.<br>One Henderson Street<br>Hoboken, New Jersey 07030<br>Fax: (201) 656-2116 |
| with a copy to: | Lawrence J. O'Rourke, Esq.<br>30 Montgomery Street, Suite 1501<br>Jersey City, New Jersey 07302<br>Fax: (201) 434-3956 |

The time at which any notice or demand shall be deemed given to served shall be the time at which such notice or demand is delivered, whether or not such delivery is refused, provided and on condition that a copy of any and all notices are faxed to the attorneys for the parties as provided herein.

31. **CAPTIONS; GENDER**. The section headings and table of contents set forth in this Agreement are for the convenience of the parties only, do not form a part of this Agreement, and are not to be considered a part of this Agreement for the purposes of interpretation, or otherwise.

All references to or usage or any gender shall be deemed to include each gender or the appropriate gender, and all references to or usages of the singular or plural shall be deemed to include both or the appropriate number, all as the context may require.

32. **FORCE MAJEURE**. All of the time periods set forth in this Agreement shall be suspended for up to ninety (90) days due to any act of war, any act of terrorism, any civil unrest or other condition beyond the ability of Buyer or Seller to control which materially affects the ability of either Buyer or Seller to perform hereunder.

33. **GOVERNING LAW**. This Agreement shall be governed by and construed according to the law of the State of New Jersey.

**IN WITNESS WHEREOF**, the parties have hereunto signed or caused these presents to be signed by their proper corporate officers or members or authorized signatories, the day and year first above written.

INC.
**BELFUSE ~~CORPORATION~~**, Seller

By: [signature]
Daniel Bernstein CEO

**FIELDS DEVELOPMENT GROUP CO.**, Buyer

By: [signature] July 16, 04
Robert Caulfield
Managing Member.

# EXHIBIT 1

State of New Jersey

Department of Environmental Protection

James E. McGreevey
Governor

Environmental Regulation
Land Use Regulation Program
Tidelands
P.O. Box 439
Trenton, NJ 08625
Tel. # 609-292-2573
Fax # 609-633-6493

Bradley M. Campbell
Commissioner

RECEIVED
JUN 10 2004
FARER FERSKO

June 8, 2004

Farer Fersko
ATTN: Mr. Lawrence F. Jacobs
600 South Avenue
P.O. Box 580
Westfield, New Jersey 07091-0580

RE: Request for Evidence of Tidelands Ownership, Block 131, Lots 91, 92, 93, 95A and 95B, Block 132 Lots 96 and 98, Block 132, Lots A-1, B-1, and 96A, Block 132, Lots 100 and 102, Block 166, Lot 0, Jersey City, Hudson County

CORRESPONDENCE FILE: 0906-04

Dear Mr. Jacobs:

This correspondence is in regard to our telephone conversation last week. We have reviewed the pertinent tidelands claim maps and conveyance maps 686-2172 and 679-2172. Our review indicates that some of the blocks and lots are clear of any interest by the State of New Jersey. Alternatively we find that three lots appear to be claimed by the State of New Jersey.

As demonstrated be the conveyance map (copy enclosed) it appears that Block 131, Lots 95B (now Lot 23); 95 A (now Lot 1) and a portion of Lot 93 (now 2) are subject to claims by the State of New Jersey. Consequently, as we discussed, the claim line comes quite close to Block 132, Lot 102; you may want to have the claim line digitally added to the property survey. Adding the claim line to the survey(s) would offer a very clear and accurate representation of a property being claimed or not.

Additionally, you may want to review the various title policies associated with the claimed subject properties. There is a good possibility that these propertied may benefit from indemnification to the claims based on the limits of the policy. Also, please be sure to note any due diligence in searching for the subject title policies in the event that none exist.

This correspondence may be used to provide evidence of tidelands ownership when applying for a Waterfront Development Permit (WDP).

This determination is unofficial and is not binding upon the State of New Jersey. The only official determination of the fact or extent of the State's tidelands ownership is made upon the delivery of a fully signed tidelands grant (N.J.S.A. 12:3-10) or a "Statement of No Interest".

If you have any questions or require additional assistance please contact me.

Sincerely,

William J. Gunner
Principal Environmental Specialist
Northern Region

Schedule A.


DUDLEY
ESSEX ST.
WASHINGTON
WARREN
VAN VORST
MORRIS
ST.
SUSSEX
ST.
GRAND
ST.
YORK
ST.
MONTGOMERY
ST.
LUIS MUNOZ MARIN
CITY HALL
MERCER ST.
WAYNE ST.
WARREN
CHRISTOPHER COLUMBUS DRIVE
STEUBEN
ST.
BLVD.
AVE.
TAX MA
CITY OF JERSEY